Company Contact: Fortress International Group, Inc.	Investor Contacts:
Timothy C. Dec, Chief Financial Officer	Fortress International Group, Inc.
Phone: (410) 423-7300	Harvey L. Weiss
Vice Chairman
Phone: (410) 423-7425
hweiss@thefigi.com

The Piacente Group, Inc.
Brandi Floberg / Lee Roth
Phone: (212) 481-2050
figi@tpg-ir.com

FORTRESS INTERNATIONAL GROUP, INC. REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Third Quarter Net Income of $0.1 Million and Adjusted EBITDA of $0.3 Million on $7.7 Million in Revenue

Backlog as of September 30, 2011 Totals $35.9 Million

COLUMBIA, MD – November 9, 2011 – Fortress International Group, Inc. (Other OTC: FIGI.PK) a provider of consulting and engineering, construction management and 24/7/365 site services for mission-critical facilities, today announced financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Financial Highlights:

•	Revenue of $7.7 million, compared with $21.0 million in the third quarter of 2010.

•	Gross profit of $3.0 million, compared to $3.2 million in the third quarter of 2010.

•	Net income of $0.1 million, or $0.01 per basic and diluted share, compared with $0.5 million, or $0.03 per basic and diluted share in the third quarter of 2010.

•	Adjusted EBITDA of $0.3 million, compared with adjusted EBITDA of $0.7 million in the third quarter of 2010.

•	Backlog of $35.9 million at September 30, 2011.

•	Cash and cash equivalents totaling $7.5 million as of September 30, 2011.

•	Working capital of $8.4 million as of September 30, 2011.

Financial Highlights for the Nine Months Ended September 30, 2011:

•	Revenue of $27.8 million, compared with $60.8 million in the nine months ended September 30, 2010.

•	Gross profit of $11.0 million, compared with $8.9 million in the nine months ended September 30, 2010.

•
Net income of $3.1 million, or $0.23 and $0.21 per basic and diluted share, respectively, compared with $0.6 million, or $0.05 and $0.04 per basic and diluted share, respectively, in the nine months ended September 30, 2010.

•	Adjusted EBITDA of $2.9 million, compared with adjusted EBITDA of $1.4 million for the nine months ended September 30, 2010.

Commenting on the results, Chief Executive Officer Thomas P. Rosato stated, “Our results for the third quarter were down from previous quarters, mainly due to reduced volume from our Construction Management services and delayed project starts. We did, however, maintain net income and positive adjusted EBITDA as a result of our ongoing efforts to carefully manage expenses and our continued focus on increasing recurring revenue opportunities. We are increasing the quality of our revenue base by leveraging Fortress’ industry-leading facility management and technology consulting capabilities. In addition, our pipeline of potential business remains strong, and we are confident in the Company’s longer-term prospects.”

We remain keenly focused on growing both our Technology Consulting and Facilities Management groups, as projects in these areas provide Fortress with a base of higher-margin opportunities that sometimes include a recurring revenue component, which reduces the lumpiness associated with our Construction Management services. In addition to improving stability on our revenue and gross profit lines, growth in Fortress’ recurring revenue base will enable our team to focus on the quality and profitability of the projects they pursue, and give the Company an opportunity to invest in resources and initiatives that will broaden the range of facility and IT services we provide. This strategy will increase the value we generate for clients and position Fortress for even greater growth over the long-term. We are confident that this strategy is sound, and that Fortress is poised for long-term profitability.”

Chief Financial Officer Timothy C. Dec added, “Our performance through the first nine months of the year demonstrates the effectiveness of our team’s efforts to manage the business for profitability as we continue to focus on high-quality, stable business opportunities while intensifying our efforts to build a backlog of high margin business that will give us greater visibility. To date, these efforts have enabled Fortress to remain profitable despite a shift in revenue mix, and for the first nine months of 2011, we grew net income five-fold and adjusted EBITDA by 101% against a decline of 54% on our revenue line. Going forward, this strategy will enable us to more effectively allocate resources ahead of changing industry dynamics to ensure that we are operating the business to achieve maximum profitability regardless of circumstances.”

Quarterly Conference Call Details

The Company will conduct its regularly scheduled financial announcement conference call on Wednesday, November 9, 2011, at 9:00 a.m. EST. Investors may listen to the conference call via telephone at: 877-941-2068 (U.S./Canada) or 480-629-9712 (international) or via live audio web cast on the investor relations section of the Company's website at www.thefigi.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call and will be available until Wednesday, November 23, 2011. The audio replay can be accessed by dialing 800-406-7325 (U.S./Canada) or 303-590-3030 (international) and entering conference call ID 4481529, or via an archived webcast available on the investor relations section of the Company's website at www.thefigi.com.

About Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental financial measure not defined under Generally Accepted Accounting Principles (GAAP). We define adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, impairment loss on goodwill and other intangibles, stock-based compensation, lease exit costs, provision for bad debts and other income (expense), net.  We present adjusted EBITDA because we believe this supplemental measure of operating performance is helpful in comparing our operating results across reporting periods on a consistent basis by excluding items that may, or could, have a disproportionate positive or negative impact on our results of operations in any particular period. We also use adjusted EBITDA from continuing operations as a factor in evaluating the performance of certain management personnel when determining incentive compensation. The adjusted EBITDA presented may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, adjusted EBITDA has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Adjusted EBITDA Reconciliation" following the Consolidated Statements of Operations included in this press release.

About Fortress International Group, Inc.

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. Fortress provides consulting and engineering, construction management and 24/7/365 site services for the world's most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost.

Fortress International Group, Inc. is headquartered in Maryland, with offices throughout the U.S. For more information, visit: www.thefigi.com or call 888-321-4877.

Fortress International Group, Inc. -- setting a new standard for the optimized critical facility.

Forward Looking Statements

This press release may contain "forward-looking statements" -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: the Company's reliance on a significant portion of its revenues from a limited number of customers; risks relating to operating in a highly competitive industry; actual or potential conflicts of interest between the Company and members of the Company’s senior management; risk relating to rapid technological, structural, and competitive changes affecting the industries the Company serves; the uncertainty as to whether the Company can replace its backlog; risks involved in properly managing complex projects; risks relating the possible cancellation of customer contracts on short notice; risks relating our ability to continue to implement our business plan; risks relating to our ability to meet all of the terms and conditions of our debt obligations; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These uncertainties may cause the Company's actual future results to be materially different than those expressed in the Company's forward-looking statements. The Company does not undertake to update its forward-looking statements.

Fortress International Group, Inc. Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30,	December 31,
	2011	2010
Assets
Current Assets
Cash and cash equivalents	$7,490,034	$10,980,420
Contract and other receivables, net	6,167,974	10,134,475
Costs and estimated earnings in excess of billings
on uncompleted contracts	1,055,756	1,079,813
Prepaid expenses and other current assets	689,637	555,375
Total current assets	15,403,401	22,750,083
Property and equipment, net	333,731	375,926
Goodwill	3,839,682	3,811,127
Other intangible assets, net	60,000	60,000
Other assets	23,857	40,210
Total assets	$19,660,671	$27,037,346
Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable, current portion	$250,000	$200,572
Accounts payable and accrued expenses	3,894,395	9,370,446
Billings in excess of costs and estimated earnings
on uncompleted contracts	2,873,858	7,892,460
Total current liabilities	7,018,253	17,463,478
Convertible notes, less current portion	2,582,301	2,750,000
Other liabilities	92,944	137,218
Total liabilities	9,693,498	20,350,696
Commitments and Contingencies	-	-
Stockholders’ Equity
Preferred stock- $.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding
	-	-
Common stock- $.0001 par value, 100,000,000 shares authorized; 14,491,307 and 13,857,127 issued; 13,857,420 and 13,384,860 outstanding at September 30, 2011 and December 31, 2010, respectively

	1,449	1,386
Additional paid-in capital	65,719,197	65,247,545
Treasury stock 633,887 and 472,267 shares at cost at September 30, 2011 and December 31, 2010, respectively	(1,373,242)	(1,084,809)
Accumulated deficit	(54,380,231)	(57,477,472)
Total stockholders' equity	9,967,173	6,686,650
Total liabilities and stockholders’ equity	$19,660,671	$27,037,346

Fortress International Group, Inc. Condensed Consolidated Statements of Operations
	(Unaudited)		(Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Results of Operations:
Revenue	$7,681,732	$21,000,377	$27,812,160	$60,770,283
Cost of revenue	4,718,065	17,753,803	16,811,234	51,859,226
Gross profit	2,963,667	3,246,574	11,000,926	8,911,057
Operating expenses:
Selling, general and administrative	2,764,176	2,666,823	8,581,016	7,936,667
Depreciation and amortization	59,233	84,017	179,730	271,817
Total operating costs	2,823,409	2,750,840	8,760,746	8,208,484
Operating income	140,258	495,734	2,240,180	702,573
Interest income (expense), net	(27,440)	(30,052)	(62,023)	(92,657)
Other income (expense), net	-	-	919,084	-
Income before income taxes	112,818	465,682	3,097,241	609,916
Income tax expense	-	-	-	-
Net income	$112,818	$465,682	$3,097,241	$609,916
Basic Earnings per Share:
Earnings per common share	$0.01	$0.03	$0.23	$0.05
Weighted average common shares outstanding	13,686,977	13,415,580	13,514,323	13,252,624
Diluted Earnings per Share:
Earnings per common share	$0.01	$0.03	$0.21	$0.04
Weighted average common shares outstanding	14,915,336	14,229,238	14,857,206	14,083,280

Fortress International Group, Inc. Adjusted EBITDA Reconciliation
	(Unaudited)		(Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net income	$112,818	$465,682	$3,097,241	$609,916
Interest (income) expense, net	27,440	30,052	62,023	92,657
Income tax expense (benefit)	-	-	-	-
Depreciation and amortization	59,233	84,017	179,730	271,817
EBITDA	$199,491	$579,751	$3,338,994	$974,390
Stock based compensation	87,549	98,052	429,715	453,396
Other income (expense), net	-	-	(919,084)	-
Lease exit costs	-	-	(33,062)	19,888
Provision for bad debts	-	-	90,000	-
Adjusted EBITDA	$287,040	$677,803	$2,906,563	$1,447,674